Exhibit 99.1

ALTRIA REPORTS 2010 SECOND-QUARTER AND FIRST-HALF RESULTS

•	Altria’s 2010 reported diluted earnings per share up 2.0% to $0.50 in the second quarter and up 15.6% to $0.89 for the first six months, versus the prior-year periods

•	Altria’s 2010 adjusted diluted earnings per share unchanged at $0.50 in the second quarter and up 3.4% to $0.92 for the first six months, versus the prior-year periods

•	Marlboro achieves record retail share of 42.8% in the second quarter of 2010, and PM USA’s second-quarter cigarette retail share increases 0.7 share points, versus the prior-year period

•	Copenhagen’s second-quarter retail share increases 2.6 share points, and USSTC and PM USA’s combined smokeless products second-quarter retail share up 1.8 share points, versus the prior-year period

•	Altria raises 2010 full-year guidance for reported diluted earnings per share from a range of $1.78 to $1.82 to a range of $1.81 to $1.85

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Altria raises 2010 full-year guidance for adjusted diluted earnings per share from a range of $1.85 to $1.89 to a range of $1.87 to $1.91, representing a growth rate of 7% to 9% from an adjusted base of $1.75 per share in 2009

RICHMOND, Va. July 21, 2010 – Altria Group, Inc. (Altria) (NYSE: MO) today announced that its 2010 second-quarter and first-half reported diluted earnings per share (EPS) increased 2.0% and 15.6%, respectively, versus the prior-year periods. These results increased due primarily to higher 2010 operating companies income (OCI) from cigarettes, smokeless products, cigars and wine, which included lower 2010 asset impairment and exit costs, as well as the net benefit associated with the reversal of tax reserves and associated interest. The six-month period comparison was also impacted by the 2009 transaction costs and financing fees related to the acquisition of UST LLC (UST). These factors were partially offset by lower 2010 earnings from Altria’s equity investment in SABMiller plc (SABMiller) due primarily to SABMiller special items, as well as lower 2010 OCI from financial services. Altria’s adjusted 2010 second-quarter diluted EPS was unchanged versus the prior-year period at $0.50, and increased 3.4% to $0.92 for the first six months of 2010 as shown in Table 1 below.

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“We are very pleased with the performance of Altria and its operating companies through the first half of 2010, as our business results exceeded our expectations coming into the year,” said Michael E. Szymanczyk, Chairman and Chief Executive Officer of Altria. “Our adjusted 2010 first-half earnings per share grew, driven by solid income growth across our tobacco and wine businesses. Primarily because of our solid first-half performance, Altria is increasing its guidance for its 2010 full-year reported and adjusted diluted earnings per share.”

Table 1 - Altria’s Adjusted Results Excluding Special Items

	Second Quarter			Six Months Ended June 30
	2010	2009	Change	2010	2009	Change
Reported diluted EPS	$0.50	$0.49	2.0%	$0.89	$0.77	15.6%
Asset impairment, exit, integration and implementation costs	0.02	0.03		0.03	0.08
UST acquisition-related costs*	—	—		—	0.06
SABMiller special items	0.01	(0.02)		0.02	(0.02)
Tax items	(0.03)	—		(0.02)	—

Adjusted diluted EPS	$0.50	$0.50	—%	$0.92	$0.89	3.4%

*	Excludes exit and integration costs

Debt

In the second quarter of 2010, Altria issued $800 million of notes with a coupon of 4.125% that mature in September 2015. Altria also repaid $775 million of notes with a coupon of 7.125% that matured in June 2010.

Cost Management

Altria and its companies achieved cost savings of $129 million in the second quarter of 2010 and $172 million through the first six months of 2010. Altria expects to achieve approximately $290 million in additional cost savings by the end of 2011 for total anticipated cost reductions of $1.5 billion versus 2006, as shown in Table 2 below.

Altria incurred pre-tax charges in the three- and six-month periods of $45 million and $74 million, respectively, for asset impairment, exit and implementation costs primarily related to Philip Morris USA’s (PM USA) Manufacturing Optimization Program. Altria expects to incur pre-tax charges of approximately $40 million in the second half of 2010 primarily related to that program.

Table 2 - Altria and its Companies Cost Reduction Initiatives

($ in Millions)

	Cost Savings Achieved		Additional Cost Savings Expected by	Total Cost Savings Expected
	2007 through Q1 2010	Q2 2010	End of 2011
General corporate expense and SG&A	$1,044	$72	$184	$1,300
Manufacturing optimization program	37	57	106	200

Totals	$1,081	$129	$290	$1,500

Note: Altria expects to generate an estimated $300 million in UST integration cost savings by the end of 2011. UST integration costs savings are included primarily in the general corporate expense and SG&A line item beginning in 2009.

UST Restructuring and Integration Charges

In January 2009, Altria completed the acquisition of UST and its subsidiaries, U.S. Smokeless Tobacco Company LLC (USSTC) and Ste. Michelle Wine Estates Ltd. (Ste. Michelle). Altria incurred pre-tax charges in the second quarter of 2010 and first six months of 2010 of $9 million and $24 million, respectively, for acquisition-related costs as well as restructuring and integration costs. Altria expects to incur charges of approximately $26 million in the second half of 2010 related to this initiative. Altria expects the UST acquisition to be accretive to its 2010 adjusted diluted earnings per share.

Tax Events

In the second quarter of 2010, Altria’s 2000-2003 federal income tax audit as well as several state income tax audits were concluded, resulting in a net benefit of $58 million which positively impacted Altria’s reported results.

Altria recorded tax benefits of $227 million, primarily from the reversal of tax reserves and associated interest, which are reflected in Schedule 1 “Provision for income taxes.” Of these tax benefits, $58 million was related to tax reserves and associated interest for federal and state income taxes related to Altria and its current subsidiaries, and $169 million was related to tax reserves and interest related to Altria’s former subsidiaries, Kraft Foods Inc. (Kraft) and Philip Morris International Inc. (PMI). The $169 million tax benefit associated with Altria’s former subsidiaries was fully offset by a $169 million reduction of Kraft and PMI receivables, which is also reflected in Schedule 1 “Reduction of Kraft and PMI receivables.”

As a result, Altria’s reported income tax rates decreased 14.2 percentage points to 22.9% in the second quarter of 2010, and 8.2 percentage points to 29.5% for the first half of 2010, versus the prior-year periods. Excluding the net tax benefits recorded during the first half of 2010, Altria’s income tax rates for the three- and six-month periods are consistent with its 2010 forecasted full-year effective tax rate on operations of approximately 35.4%.

Upon completion of the 2000-2003 federal income tax audit, Altria and the Internal Revenue Service (IRS) executed a Closing Agreement (Agreement), which resolved various tax matters for Altria and its subsidiaries, including its former subsidiaries — Kraft and PMI. Pursuant to the Agreement, Altria paid the IRS approximately $970 million in taxes and related interest in July 2010. Approximately $945 million of the payment is associated with certain leveraged leasing transactions entered into by Altria’s financial services company, Philip Morris Capital Corporation (PMCC), in 1996 through 2003. The tax component of the payment represents an acceleration of taxes that Altria would have otherwise paid over the lease terms of these transactions. As permitted by the Agreement, Altria intends to file a claim for refund of approximately $945 million and, if the IRS disallows the claim as anticipated, commence litigation in federal court. The remaining $25 million of the payment is associated with other agreed-upon items, $22 million of which relates to Kraft and PMI tax matters for which Altria was reimbursed by Kraft and PMI.

Revised 2010 Full-Year Guidance

Altria raises its 2010 full-year guidance for reported diluted EPS from a range of $1.78 to $1.82 to a range of $1.81 to $1.85, reflecting solid first-half business performance, higher projected earnings from operations and net tax benefits from the reversal of tax reserves and associated interest. This forecast includes estimated net charges of $0.06 per share related to asset impairment, exit, integration and implementation costs, UST acquisition-related costs, SABMiller special items and tax items.

Altria also raises its 2010 full-year guidance for adjusted diluted EPS from a range of $1.85 to $1.89 to a range of $1.87 to $1.91, representing a forecasted growth rate of 7% to 9% from an adjusted base of $1.75 per share in 2009.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. Reconciliations of forecasted reported diluted earnings per share to adjusted diluted earnings per share are shown in Table 3 below.

Table 3 - Altria’s Full-Year Earnings Per Share Forecast Excluding Special Items

	Full Year
	2010	2009	Change
Reported diluted EPS	$1.81 to $1.85	$1.54	18% to 20%
Asset impairment, exit, integration and implementation costs	0.04	0.19
UST acquisition-related costs*	0.01	0.06
SABMiller special items	0.03	—
Tax items	(0.02)	(0.04)

Adjusted diluted EPS	$1.87 to $1.91	$1.75	7% to 9%

*	Excludes exit and integration costs

Conference Call

A conference call with the investment community and news media will be webcast on July 21, 2010 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com.

ALTRIA GROUP, INC.

Altria’s management reviews OCI, which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Altria’s management also reviews OCI, operating margins and EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations because such items can obscure underlying business trends. Management believes it is appropriate to disclose these measures to help investors analyze underlying business performance and trends. Such adjusted measures are regularly provided to management for use in the evaluation of segment performance and allocation of resources. For a reconciliation of OCI to operating income, see the Consolidated Statements of Earnings contained in this release. Reconciliations of adjusted measures to corresponding GAAP measures are also provided in the release.

Altria’s reporting segments are Cigarettes, manufactured by PM USA; Smokeless Products, manufactured by USSTC and PM USA; Cigars, manufactured by John Middleton Co. (Middleton); Wine, produced and distributed by Ste. Michelle; and Financial Services, provided by PMCC.

In the second quarter of 2010, Altria’s net revenues decreased 6.6% to $6.3 billion, and revenues net of excise taxes decreased 5.5% to $4.3 billion, due primarily to lower cigarette volume related to trade inventories that were impacted by events surrounding the 2009 federal excise tax (FET) increase on tobacco products. Operating income decreased 8.8% versus the prior-year period to $1.5 billion due primarily to a reduction of Kraft and PMI receivables for tax liabilities, which was fully offset by a tax benefit associated with Kraft and PMI, as well as lower 2010 OCI from financial services, partially offset by higher 2010 OCI from cigarettes, smokeless products, cigars and wine. Altria’s net earnings increased 3.2% versus the prior-year period to $1.0 billion due primarily to the reversal of tax reserves and associated interest, partially offset by lower operating income, and lower 2010 earnings from Altria’s equity investment in SABMiller due primarily to special items. These second-quarter SABMiller special items included 2010 costs related to its “business capability programme” and transaction to promote sustainable economic and social development in South Africa, as well as 2009 gains resulting from issuances of common stock by SABMiller, partially offset by their intangible asset impairment charges in 2009.

For the first six months of 2010, Altria’s net revenues increased 7.0% to $12.0 billion due primarily to higher pricing related to last year’s FET increase on tobacco products. Revenues net of excise taxes decreased 1.4% to $8.3 billion due primarily to lower 2010 financial services revenues. Operating income increased 3.2% versus the prior-year period to $3.0 billion due primarily to higher 2010 OCI from cigarettes, smokeless products, cigars and wine, and UST acquisition-related transaction costs in 2009, partially offset by a reduction of Kraft and PMI receivables for tax liabilities, which was fully offset by a tax benefit associated with Kraft and PMI, as well as lower 2010 OCI from financial services. Altria’s net earnings increased 16.0% versus the prior-year period to $1.9 billion due primarily to higher operating income, the reversal of tax reserves and associated interest, and lower interest and other debt expense, net as a result of 2009 financing fees related to the acquisition of UST. These factors were partially offset by lower 2010 earnings from Altria’s equity investment in SABMiller due primarily to the SABMiller special items described above.

CIGARETTES

The cigarettes segment’s financial and volume comparisons for the second quarter and first six months of 2010 were impacted by events related to last year’s FET increase on tobacco products.

The cigarettes segment’s net revenues for the three-month period decreased 7.2% versus the prior-year period due primarily to lower volume, and for the six-month period increased 8.0% versus the prior-year period due primarily to higher pricing related to the 2009 FET increase. The cigarettes segment’s revenues net of excise taxes for the three- and six-month periods decreased 5.8% and 0.8%, respectively, versus the prior-year periods due primarily to lower volume.

Reported OCI for the cigarettes segment for the three- and six-month periods increased 1.7% and 4.3%, respectively, versus the prior-year periods due primarily to higher list prices and lower promotional spending, partially offset by lower volume and higher Food and Drug Administration (FDA) user fees. Excluding restructuring costs related to the previously announced closure of PM USA’s Cabarrus manufacturing facility, adjusted OCI for the three- and six-month periods increased 1.5% and 3.8%, respectively, versus the prior-year periods. Revenues and OCI for the cigarettes segment are summarized in Table 4 below.

Table 4 - Cigarettes: Revenues and OCI ($ Millions)

	Second Quarter				Six Months Ended June 30
	2010	2009	Change		2010	2009	Change
Net Revenues	$5,589	$6,024	(7.2)%		$10,712	$9,920	8.0%
Excise taxes	(1,847)	(2,052)			(3,578)	(2,732)

Revenues net of excise taxes	$3,742	$3,972	(5.8)%		$7,134	$7,188	(0.8)%

Reported OCI	$1,450	$1,426	1.7%		$2,680	$2,569	4.3%
Asset impairment, exit, and implementation costs	45	47			74	84

Adjusted OCI	$1,495	$1,473	1.5%		$2,754	$2,653	3.8%

Adjusted OCI margins*	40.0%	37.1%	2.9	pp	38.6%	36.9%	1.7	pp

*	Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Beginning in the first quarter of 2010, PM USA revised its cigarettes segment reporting of volume and retail share results to reflect how management evaluates segment performance. PM USA is reporting the volume and retail share performance as follows: Marlboro; Other Premium brands, such as Virginia Slims, Parliament and Benson & Hedges; and Discount brands, which includes Basic and L&M as well as other discount brands.

PM USA’s reported domestic cigarette shipment volume for the three- and six-months periods declined 10.2% and 5.9%, respectively, versus the prior-year periods due primarily to trade inventory changes. Because the 2009 FET increase included a floor tax on cigarettes, the trade depleted 2009 first-quarter inventories prior to the increase, and then rebuilt inventories in the second quarter of 2009. In 2010, the trade increased inventories in the first quarter, and following PM USA’s list price increases in May 2010, the trade decreased inventory levels on PM USA’s brands. After adjusting for changes in trade inventories, PM USA’s domestic shipment cigarette volume for the three- and six-month periods was estimated to be down approximately 3.5% and 7%, respectively, versus the prior-year periods. Total cigarette category volume for the three- and six-month periods was down an estimated 4.5% and 7%, respectively, versus the prior-year periods when adjusted for changes in trade inventories and other factors. PM USA’s cigarette volume performance is summarized in Table 5 below.

Table 5 - Cigarettes: Reported Volume (Units in Billions)

	Second Quarter			Six Months Ended June 30
	2010	2009	Change	2010	2009	Change
Marlboro	31.3	34.6	(9.4)%	60.9	63.7	(4.4)%
Other Premium	2.7	3.3	(17.7)%	5.1	6.0	(14.4)%
Discount	2.5	2.7	(11.4)%	4.6	5.3	(14.1)%

Total Cigarettes	36.5	40.6	(10.2)%	70.6	75.0	(5.9)%

Note: Volume includes units sold as well as promotional units, but excludes Puerto Rico, U.S. Territories, Overseas Military, and Philip Morris Duty Free Inc.; percent volume change calculation is based on units to the nearest million.

Marlboro achieved record retail share results in the second quarter of 2010. Marlboro’s retail share for the three- and six-month periods increased 1.6 and 0.8 share points, respectively, versus the prior-year periods. PM USA’s retail share for the three-month period increased 0.7 share points, and was unchanged for the first half of 2010, versus the prior-year periods. PM USA’s retail share performance is summarized in Table 6 below.

Table 6 - Cigarettes: Retail Share (Percent)

	Second Quarter			Six Months Ended June 30
	2010	2009	Change	2010	2009	Change
Marlboro	42.8	41.2	1.6 pp	42.7	41.9	0.8 pp
Other Premium	4.0	4.5	(0.5) pp	4.0	4.5	(0.5) pp
Discount	3.4	3.8	(0.4) pp	3.5	3.8	(0.3) pp

Total Cigarettes	50.2	49.5	0.7 pp	50.2	50.2	0.0 pp

Note: Cigarettes segment retail share results are based on data from SymphonyIRI Group/Capstone, which is a retail tracking service that uses a sample of stores to project market share performance in retail stores selling cigarettes. The panel was not designed to capture sales through other channels, including the Internet and direct mail.

SMOKELESS PRODUCTS

Altria acquired UST and its smokeless tobacco business, USSTC, on January 6, 2009. As a result, USSTC’s financial results from January 6 through June 30, 2009 are included in Altria’s consolidated and segment results for the six months ended June 30, 2009. In addition, the smokeless products segment includes PM USA’s smokeless products.

The smokeless products segment’s financial and volume comparisons for the second quarter and first six months of 2010 were impacted by events related to last year’s FET increase on tobacco products.

The smokeless products segment’s net revenues for the three- and six-month periods increased 4.6% and 14.9%, respectively, versus the prior-year periods due primarily to higher volume. The smokeless products segment’s revenues net of excise taxes for the three- and six-month periods increased 4.0% and 13.1%, respectively, versus the prior-year periods due primarily to higher volume.

Reported OCI for the smokeless products segment for the three- and six-month periods increased 11.9% and over 100%, respectively, versus the prior-year periods due primarily to lower exit and integration costs, higher volume and cost savings, partially offset by product introduction costs and the timing of promotional spending. Excluding restructuring and UST acquisition-related costs, adjusted 2010 second-quarter OCI decreased 5.2% versus the prior-year period, while adjusted 2010 first-half OCI increased 15.0% versus the prior-year period. Revenues and OCI for the smokeless products segment are summarized in Table 7 below.

Table 7 - Smokeless Products: Revenues and OCI ($ Millions)

	Second Quarter				Six Months Ended June 30
	2010	2009	Change		2010	2009	Change
Net Revenues	$390	$373	4.6%		$771	$671	14.9%
Excise taxes	(27)	(24)			(53)	(36)

Revenues net of excise taxes	$363	$349	4.0%		$718	$635	13.1%

Reported OCI	$198	$177	11.9%		$376	$175	100.0	%+
Exit and integration costs	4	35			13	151
UST acquisition-related costs	—	1			1	13

Adjusted OCI	$202	$213	(5.2)%		$390	$339	15.0%

Adjusted OCI margins*	55.6%	61.0%	(5.4	) pp	54.3%	53.4%	0.9	pp

*	Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

USSTC and PM USA’s combined reported domestic smokeless products shipment volume for the three- and six-month periods increased 9.2% and 15.3%, respectively, versus the prior-year periods due primarily to the timing of product initiatives and trade inventory changes related to last year’s FET increase. Because the FET increase included a floor tax on smokeless tobacco products, the trade depleted these inventories in the first quarter of 2009 prior to the increase, and then rebuilt inventories in the second quarter of 2009. After adjusting for new product pipeline volume, trade inventory changes, the 2009 discontinuation of multi-can promotional deals and the Rooster brand, as well as other factors, USSTC and PM USA’s combined domestic smokeless products shipment volume for both the three- and six-month periods was estimated to be up approximately 9% versus the prior-year periods. USSTC believes that the smokeless category’s volume grew at an estimated rate of approximately 7% in the second quarter and first half of 2010 versus the prior-year periods. USSTC and PM USA’s combined volume performance for domestic smokeless products is summarized in Table 8 below.

Table 8 - Smokeless Products: Reported Volume (Cans and Packs in Millions)

	Second Quarter			Six Months Ended June 30
	2010	2009	Change	2010	2009	Change
Copenhagen	80.2	71.1	12.8%	164.0	134.9	21.6%
Skoal	71.2	70.3	1.3%	138.9	131.8	5.4%

Copenhagen and Skoal	151.4	141.4	7.1%	302.9	266.7	13.6%
Red Seal/Other	30.5	25.2	20.8%	65.1	52.5	23.7%

Total Smokeless Products	181.9	166.6	9.2%	368.0	319.2	15.3%

Note: Other includes USSTC and PM USA smokeless products. Volume includes cans and packs sold, as well as promotional units but excludes international volume. Additionally, 2009 volume includes 10.9 million cans of domestic volume shipped by USSTC prior to the UST acquisition. Percent volume change calculation is based on cans and packs to the nearest thousand. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can for can basis. USSTC and PM USA have assumed the following equivalent ratios to calculate volumes of cans and packs shipped: one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST, one can of Skoal Slim Can pouches is equivalent to a 0.53 can of MST; and all other products are considered to be equivalent on a can for can basis. If our assumptions regarding these equivalent ratios change, it may result in a change to these reported results.

USSTC and PM USA’s combined retail share of smokeless products for the three- and six-month periods increased 1.8 and 0.5 share points, respectively, versus the prior-year periods, driven primarily by Copenhagen and the national introduction of Marlboro Snus. Copenhagen and Skoal’s combined retail share for the three- and six-month periods increased 1.3 and 1.2 share points, respectively, versus the prior-year periods.

Copenhagen’s retail share for the three- and six-month periods increased 2.6 share points to 25.6% and 2.3 share points to 25.6%, respectively, versus the prior-year periods, as the brand benefited from its introduction of Copenhagen Long Cut Wintergreen in the fourth quarter of 2009, and Copenhagen Long Cut Straight and Extra Long Cut Natural at the end of the first quarter of 2010.

Skoal’s retail share for the three- and six-month periods declined 1.3 and 1.1 share points, respectively, versus the prior-year periods as the brand’s performance was impacted by the Copenhagen and Marlboro Snus product introductions and competitive activity. USSTC introduced initiatives behind Skoal Long Cut Wintergreen, Straight and Mint variants in the second quarter of 2010, and has other brand-building activities planned for the balance of the year to strengthen Skoal’s position in the marketplace. USSTC and PM USA’s combined retail share performance for smokeless products is summarized in Table 9 below.

Table 9 - Smokeless Products: Retail Share (Percent)

	Second Quarter			Six Months Ended June 30
	2010	2009	Change	2010	2009	Change
Copenhagen	25.6	23.0	2.6 pp	25.6	23.3	2.3 pp
Skoal	22.5	23.8	(1.3) pp	22.8	23.9	(1.1) pp

Copenhagen and Skoal	48.1	46.8	1.3 pp	48.4	47.2	1.2 pp
Red Seal/Other	7.9	7.4	0.5 pp	7.3	8.0	(0.7) pp

Total Smokeless Products	56.0	54.2	1.8 pp	55.7	55.2	0.5 pp

Note: Retail share performance is based on data from SymphonyIRI Group (SymphonyIRI) InfoScan Smokeless Tobacco Database for Food, Drug, Mass Merchandisers (excluding Wal-Mart) and Convenience trade classes, which tracks smokeless products market share performance based on the number of cans and packs sold. Smokeless Products is defined as moist smokeless and spit-less tobacco products. Other includes USSTC and PM USA smokeless tobacco products. It is SymphonyIRI’s standard practice to periodically refresh their InfoScan syndicated services, which could restate retail share results that were previously released. New types of smokeless products, as well as new packaging configuration of existing smokeless products, may or may not be equivalent to existing MST products on a can for can basis. USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST. All other products are considered to be equivalent on a can for can basis. If our assumptions regarding these equivalent ratios change, it may result in a change to these reported results.

CIGARS

The cigars segment’s financial and volume comparisons for the second quarter and first six months of 2010 were impacted by events related to last year’s FET increase on tobacco products.

The cigars segment’s net revenues and revenues net of excise taxes for the three-month period increased 31.4% and 35.1%, respectively, versus the prior-year periods due primarily to higher volume and pricing. The cigars segment’s net revenues and revenues net of excise taxes for the six-month period increased 24.5% and 8.1%, respectively, versus the prior-year periods due primarily to higher pricing.

Reported OCI for the cigars segment for the three- and six-month periods increased 55.6% and 14.4%, respectively, versus the prior-year periods. Reported second-quarter OCI benefited from higher volume and pricing, while reported first-half OCI increased due primarily to higher pricing, partially offset by lower volume. Adjusted OCI for the cigars segment for the three- and six-month periods, which excludes integration costs, increased 40.0% and 7.2%, respectively, versus the prior-year periods. Revenues and OCI for the cigars segment are summarized in Table 10 below.

Table 10 - Cigars: Revenues and OCI ($ Millions)

	Second Quarter				Six Months Ended June 30
	2010	2009	Change		2010	2009	Change
Net Revenues	$155	$118	31.4%		$290	$233	24.5%
Excise taxes	(55)	(44)			(103)	(60)

Revenues net of excise taxes	$100	$74	35.1%		$187	$173	8.1%

Reported OCI	$56	$36	55.6%		$103	$90	14.4%
Integration costs	—	4			1	7

Adjusted OCI	$56	$40	40.0%		$104	$97	7.2%

Adjusted OCI margins*	56.0%	54.1%	1.9	pp	55.6%	56.1%	(0.5	) pp
*	Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Middleton’s reported cigar volume for the three-month period increased 19.7% versus the prior-year period, due primarily to trade inventory changes related to the 2009 FET increase and new product introductions. Reported cigar volume for the six-month period decreased 1.6% versus the prior-year period, due primarily to Black & Mild’s share performance. Because last year’s FET increase did not include a floor tax on machine-made large cigars, the trade increased inventory levels prior to the FET increase, and then depleted inventories in the second quarter of 2009. After adjusting for changes in trade inventories, Middleton’s shipment volume for the three- and six-month periods was estimated to be down moderately versus the prior-year periods. Middleton believes that the machine-made large cigars category’s volume grew slightly in the second quarter of 2010. Middleton’s volume performance for cigars is summarized in Table 11 below.

Table 11 - Cigars: Volume (Units in Millions)

	Second Quarter			Six Months Ended June 30
	2010	2009	Change	2010	2009	Change
Black & Mild	316	263	20.3%	592	599	(1.1)%

Total Cigars	323	270	19.7%	605	615	(1.6)%

Note: Percent volume change calculation is based on units to the nearest thousand.

Black & Mild’s retail share for the three- and six-month periods decreased 2.4 and 1.1 share points, respectively, versus the prior-year periods due primarily to increased competitive promotional spending. Middleton recently introduced Black & Mild Royale in both plastic and wood tip variants, and intends to strengthen Black & Mild’s position in the marketplace with additional brand-building activities. Middleton’s retail share performance for cigars is summarized in Table 12 below.

Table 12 - Cigars: Retail Share (Percent)

	Second Quarter				Six Months Ended June 30
	2010	2009	Change		2010	2009	Change
Black & Mild	27.9	30.3	(2.4	) pp	28.0	29.1	(1.1	) pp

Total Cigars	28.3	30.9	(2.6	) pp	28.4	29.7	(1.3	) pp

Note: Retail share results for cigars are based on data from SymphonyIRI Group (SymphonyIRI) InfoScan Cigar Database for Food, Drug, Mass Merchandisers (excluding Wal-Mart) and Convenience trade classes, which tracks machine-made large cigars market share performance. Middleton defines machine-made large cigars as cigars made by machine that weigh greater than three pounds per thousand, except cigars sold at retail in packages of 20 cigars. This service was developed to provide a representation of retail business performance in key trade channels. It is SymphonyIRI’s standard practice to periodically refresh their InfoScan syndicated services, which could restate retail share results that were previously released.

WINE

Altria acquired UST and its premium wine business, Ste. Michelle, on January 6, 2009. As a result, Ste. Michelle’s financial results from January 6 through June 30, 2009 are included in Altria’s consolidated and segment results for the six months ended June 30, 2009.

The wine segment’s net revenues and revenues net of excise taxes increased due primarily to higher volume. Net revenues for the three- and six-month periods increased 12.8% and 18.9%, respectively, and revenues net of excise taxes for the three- and six-month periods grew 14.6% and 19.9%, respectively, versus the prior-year periods, as shown in Table 13 below.

The wine segment’s reported OCI for the three- and six-month periods increased 33.3% and 90.0%, respectively, versus the prior-year periods due primarily to higher volume and lower restructuring and acquisition-related costs. Excluding those costs, the wine segment’s adjusted OCI for the three- and six-month periods increased 13.3% and 20.8%, respectively, versus the prior-year periods as shown in Table 13 below.

Table 13 - Wine: Revenues and OCI ($ Millions)

	Second Quarter				Six Months Ended June 30
	2010	2009	Change		2010	2009	Change
Net Revenues	$106	$94	12.8%		$201	$169	18.9%
Excise taxes	(4)	(5)			(8)	(8)

Revenues net of excise taxes	$102	$89	14.6%		$193	$161	19.9%

Reported OCI	$12	$9	33.3%		$19	$10	90.0%
UST acquisition-related, exit and integration costs	5	6			10	14

Adjusted OCI	$17	$15	13.3%		$29	$24	20.8%

Adjusted OCI margins*	16.7%	16.9%	(0.2	) pp	15.0%	14.9%	0.1	pp
*	Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Ste. Michelle’s wine shipment volume for the three- and six-month periods increased 10.0% and 15.4%, respectively, versus the prior-year periods due primarily to higher wholesale inventory levels, higher on-premise channel volume that includes restaurants and bars, and higher off-premise channel volume that includes liquor stores, supermarkets and drug stores, as well as first-quarter calendar differences that impacted first-half comparisons. After adjusting for calendar differences that occurred in the first quarter, Ste. Michelle’s wine shipment volume for the six-month period was estimated to be up 13% versus the prior-year period. Ste. Michelle’s volume performance for wine is summarized in Table 14 below.

Table 14 - Wine: Reported Volume (Cases in Thousands)

	Second Quarter			Six Months Ended June 30
	2010	2009	Change	2010	2009	Change
Chateau Ste. Michelle	532	505	5.4%	1,068	875	22.1%
Columbia Crest	528	483	9.3%	961	886	8.4%
Other	522	450	16.1%	991	856	15.8%

Total Wine	1,582	1,438	10.0%	3,020	2,617	15.4%

Note: Percent volume change calculation is based on units to the nearest hundred.

Ste. Michelle’s retail unit volume, as measured by Nielsen Total Wine Database – U.S. Food, Drug & Liquor (Nielsen), for the three- and six-month periods increased 5.7% and 5.5%, respectively, versus the prior-year periods. The total wine industry’s retail unit volume, as measured by Nielsen, for the three- and six-month periods increased 2.0% and 2.7%, respectively, versus the prior-year periods.

FINANCIAL SERVICES

Reported OCI for the financial services segment for the three- and six-month periods was lower than the prior-year periods due primarily to lower gains on asset sales in 2010. In the second quarter, reported OCI was $39 million, a decrease of $44 million versus the prior-year period, and $60 million for the first six months of 2010, a decrease of $143 million versus the prior-year period. The allowance for losses at the end of the second quarter of 2010 was $202 million, which was unchanged versus the end of the first quarter of 2010. PMCC remains focused on managing its portfolio of leased assets in order to maximize financial contributions to Altria. PMCC is not making new investments and expects that its OCI will vary over time as investments mature or are sold.

ALTRIA’S PROFILE

Altria directly or indirectly owns 100% of each of PM USA, USSTC, Middleton, Ste. Michelle and PMCC. Altria holds a continuing economic and voting interest in SABMiller.

The brand portfolios of Altria’s tobacco operating companies include such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under twenty different labels including Chateau Ste. Michelle and Columbia Crest, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at www.altria.com.

FORWARD-LOOKING and CAUTIONARY STATEMENTS

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2009, and its Quarterly Report on Form 10-Q for the period ended March 31, 2010.

These factors include the following: Altria’s tobacco businesses (PM USA, USSTC and Middleton) are subject to price competition; changes in adult consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; reliance on key facilities and suppliers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation, including the Family Smoking Prevention and Tobacco Control Act that granted the Food and Drug Administration broad authority to regulate tobacco products; privately imposed smoking restrictions; and, from time to time, governmental and grand jury investigations.

Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively; and to improve productivity.

Altria’s subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law and bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds. Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make other than in the normal course of its public disclosure obligations. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Contact:

Clifford B. Fleet

Vice President, Investor Relations

804-484-8222

Daniel R. Murphy

Director, Investor Relations

804-484-8222

Source: Altria Group, Inc.

Schedule 1

ALTRIA GROUP, INC.

and Subsidiaries

Consolidated Statements of Earnings

For the Quarters Ended June 30,

(in millions, except per share data)

(Unaudited)

	2010	2009	% Change
Net revenues	$6,274	$6,719	(6.6)%
Cost of sales (*)	1,967	2,138	(8.0)%
Excise taxes on products (*)	1,933	2,125	(9.0)%

Gross profit	2,374	2,456	(3.3)%
Marketing, administration and research costs	599	688
Asset impairment and exit costs	20	37

Operating companies income	1,755	1,731	1.4%
Amortization of intangibles	4	3
General corporate expenses	52	50
Reduction of Kraft and PMI receivables	169	—
Corporate exit costs	1	1

Operating income	1,529	1,677	(8.8)%
Interest and other debt expense, net	290	287
Earnings from equity investment in SABMiller	(113)	(217)

Earnings before income taxes	1,352	1,607	(15.9)%
Provision for income taxes	309	596	(48.2)%

Net earnings	1,043	1,011	3.2%
Net earnings attributable to noncontrolling interests	(1)	(1)

Net earnings attributable to Altria Group, Inc.	$1,042	$1,010	3.2%

Per share data:
Basic earnings per share attributable to Altria Group, Inc.	$0.50	$0.49	2.0%
Diluted earnings per share attributable to Altria Group, Inc.	$0.50	$0.49	2.0%

Weighted average diluted shares outstanding	2,079	2,069	0.5%
(*)	Cost of sales includes charges for state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 7.

Schedule 2

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Reporting Segment

For the Quarters Ended June 30,

(dollars in millions)

(Unaudited)

	Net Revenues
	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services	Total
2010	$5,589	$390	$155	$106	$34	$6,274
2009	6,024	373	118	94	110	6,719
% Change	(7.2)%	4.6%	31.4%	12.8%	(69.1)%	(6.6)%

Reconciliation:
For the quarter ended June 30, 2009	$6,024	$373	$118	$94	$110	$6,719

Operations	(435)	17	37	12	(76)	(445)

For the quarter ended June 30, 2010	$5,589	$390	$155	$106	$34	$6,274

Schedule 3

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Reporting Segment

For the Quarters Ended June 30,

(dollars in millions)

(Unaudited)

	Operating Companies Income
	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services	Total
2010	$1,450	$198	$56	$12	$39	$1,755
2009	1,426	177	36	9	83	1,731
% Change	1.7%	11.9%	55.6%	33.3%	(53.0)%	1.4%

Reconciliation:
For the quarter ended June 30, 2009	$1,426	$177	$36	$9	$83	$1,731

Exit costs - 2009	15	22	—	—	—	37
Integration costs - 2009	—	13	4	1	—	18
Implementation costs - 2009	32	—	—	—	—	32
UST acquisition-related costs - 2009	—	1	—	5	—	6

	47	36	4	6	—	93

Asset impairment and exit costs - 2010	(20)	—	—	—	—	(20)
Integration costs - 2010	—	(4)	—	—	—	(4)
Implementation costs - 2010	(25)	—	—	—	—	(25)
UST acquisition-related costs - 2010	—	—	—	(5)	—	(5)

	(45)	(4)	—	(5)	—	(54)

Operations	22	(11)	16	2	(44)	(15)

For the quarter ended June 30, 2010	$1,450	$198	$56	$12	$39	$1,755

Schedule 4

ALTRIA GROUP, INC.

and Subsidiaries

Consolidated Statements of Earnings

For the Six Months Ended June 30,

(in millions, except per share data)

(Unaudited)

	2010	2009	% Change
Net revenues	$12,034	$11,242	7.0%
Cost of sales (*)	3,834	3,908	(1.9)%
Excise taxes on products (*)	3,742	2,836	31.9%

Gross profit	4,458	4,498	(0.9)%
Marketing, administration and research costs	1,193	1,292
Asset impairment and exit costs	27	159

Operating companies income	3,238	3,047	6.3%
Amortization of intangibles	10	9
General corporate expenses	99	103
Reduction of Kraft and PMI receivables	169	—
UST acquisition-related transaction costs	—	60
Corporate exit costs	1	7

Operating income	2,959	2,868	3.2%
Interest and other debt expense, net	577	623
Earnings from equity investment in SABMiller	(251)	(323)

Earnings before income taxes	2,633	2,568	2.5%
Provision for income taxes	777	968	(19.7)%

Net earnings	1,856	1,600	16.0%
Net earnings attributable to noncontrolling interests	(1)	(1)

Net earnings attributable to Altria Group, Inc.	$1,855	$1,599	16.0%

Per share data (**):
Basic earnings per share attributable to Altria Group, Inc.	$0.89	$0.77	15.6%
Diluted earnings per share attributable to Altria Group, Inc.	$0.89	$0.77	15.6%

Weighted average diluted shares outstanding	2,078	2,068	0.5%

(*)	Cost of sales includes charges for state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 7.
(**)	Basic and diluted earnings per share are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

Schedule 5

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Reporting Segment

For the Six Months Ended June 30,

(dollars in millions)

(Unaudited)

	Net Revenues
	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services	Total
2010	$10,712	$771	$290	$201	$60	$12,034
2009	9,920	671	233	169	249	11,242
% Change	8.0%	14.9%	24.5%	18.9%	(75.9)%	7.0%

Reconciliation:
For the six months ended June 30, 2009	$9,920	$671	$233	$169	$249	$11,242

Operations	792	100	57	32	(189)	792

For the six months ended June 30, 2010	$10,712	$771	$290	$201	$60	$12,034

Schedule 6

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Reporting Segment

For the Six Months Ended June 30,

(dollars in millions)

(Unaudited)

	Operating Companies Income
	Cigarettes	Smokeless Products	Cigars	Wine	Financial Services	Total
2010	$2,680	$376	$103	$19	$60	$3,238
2009	2,569	175	90	10	203	3,047
% Change	4.3%	100.0%+	14.4%	90.0%	(70.4)%	6.3%

Reconciliation:
For the six months ended June 30, 2009	$2,569	$175	$90	$10	$203	$3,047

Exit costs - 2009	34	123	—	2	—	159
Integration costs - 2009	—	28	7	2	—	37
Implementation costs - 2009	50	—	—	—	—	50
UST acquisition-related costs - 2009	—	13	—	10	—	23

	84	164	7	14	—	269

Asset impairment and exit costs - 2010	(25)	(2)	—	—	—	(27)
Integration costs - 2010	—	(11)	(1)	(1)	—	(13)
Implementation costs - 2010	(49)	—	—	—	—	(49)
UST acquisition-related costs - 2010	—	(1)	—	(9)	—	(10)

	(74)	(14)	(1)	(10)	—	(99)

Operations	101	51	7	5	(143)	21

For the six months ended June 30, 2010	$2,680	$376	$103	$19	$60	$3,238

Schedule 7

ALTRIA GROUP, INC.

and Subsidiaries

Supplemental Financial Data by Reporting Segment

(dollars in millions)

(Unaudited)

	For the Quarters Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009
The segment detail of excise taxes on products sold is as follows:

Cigarettes	$1,847	$2,052	$3,578	$2,732
Smokeless products	27	24	53	36
Cigars	55	44	103	60
Wine	4	5	8	8

	$1,933	$2,125	$3,742	$2,836

The segment detail of charges for state settlement and other tobacco agreements included in cost of sales is as follows:

Cigarettes	$1,231	$1,354	$2,410	$2,502
Smokeless products	2	2	5	4
Cigars	1	1	2	2

	$1,234	$1,357	$2,417	$2,508

The segment detail of FDA user fees included in cost of sales is as follows:

Cigarettes	$29	$1	$55	$1
Smokeless products	1	—	1	—

	$30	$1	$56	$1

Schedule 8

ALTRIA GROUP, INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.

For the Quarters Ended June 30,

(dollars in millions, except per share data)

(Unaudited)

	Net Earnings	Diluted E.P.S.
2010 Net Earnings	$1,042	$0.50
2009 Net Earnings	$1,010	$0.49
% Change	3.2%	2.0%
Reconciliation:
2009 Net Earnings	$1,010	$0.49

2009 Exit, integration and implementation costs	57	0.03
2009 UST acquisition-related costs	4	—
2009 SABMiller special items	(41)	(0.02)

	20	0.01

2010 Asset impairment, exit, integration and implementation costs	(32)	(0.02)
2010 UST acquisition-related costs	(3)	—
2010 SABMiller special items	(30)	(0.01)
2010 Tax items	58	0.03

	(7)	—

Change in tax rate	29	0.01
Operations	(10)	(0.01)

2010 Net Earnings	$1,042	$0.50

2010 Net Earnings Adjusted For Special Items	$1,049	$0.50
2009 Net Earnings Adjusted For Special Items	$1,030	$0.50
% Change	1.8%	—%

Schedule 9

ALTRIA GROUP, INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.

For the Six Months Ended June 30,

(dollars in millions, except per share data)

(Unaudited)

	Net Earnings	Diluted E.P.S. (*)
2010 Net Earnings	$1,855	$0.89
2009 Net Earnings	$1,599	$0.77
% Change	16.0%	15.6%

Reconciliation:
2009 Net Earnings	$1,599	$0.77

2009 Exit, integration and implementation costs	162	0.08
2009 UST acquisition-related costs	121	0.06
2009 SABMiller special items	(41)	(0.02)

	242	0.12

2010 Asset impairment, exit, integration and implementation costs	(59)	(0.03)
2010 UST acquisition-related costs	(6)	—
2010 SABMiller special items	(41)	(0.02)
2010 Tax items	46	0.02

	(60)	(0.03)

Change in tax rate	50	0.02
Operations	24	0.01

2010 Net Earnings	$1,855	$0.89

2010 Net Earnings Adjusted For Special Items	$1,915	$0.92
2009 Net Earnings Adjusted For Special Items	$1,841	$0.89
% Change	4.0%	3.4%
(*)	Diluted earnings per share is computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

Schedule 10

ALTRIA GROUP, INC.

and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in millions)

(Unaudited)

	June 30, 2010	December 31, 2009
Assets
Cash and cash equivalents	$854	$1,871
Inventories	1,650	1,810
Deferred income taxes	1,267	1,336
Other current assets	881	756
Property, plant and equipment, net	2,535	2,684
Goodwill and other intangible assets, net	17,302	17,312
Investment in SABMiller	5,119	4,980
Other long-term assets	920	1,097

Total consumer products assets	30,528	31,846
Total financial services assets	4,717	4,831

Total assets	$35,245	$36,677

Liabilities and Stockholders’ Equity
Short-term borrowings	$200	$—
Current portion of long-term debt	—	775
Accrued settlement charges	2,150	3,635
Other current liabilities	3,201	3,582
Long-term debt	11,984	11,185
Deferred income taxes	4,478	4,383
Accrued postretirement health care costs	2,361	2,326
Accrued pension costs	1,156	1,157
Other long-term liabilities	985	1,248

Total consumer products liabilities	26,515	28,291
Total financial services liabilities	4,174	4,282

Total liabilities	30,689	32,573
Redeemable noncontrolling interest	33	32
Total stockholders’ equity	4,523	4,072

Total liabilities and stockholders’ equity	$35,245	$36,677

Total debt	$12,184	$11,960